SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549
                           ---------------

                              FORM 8-K

                           CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(D) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported): February 6, 1998


                       DATA SYSTEMS & SOFTWARE INC.
            (Exact Name of Registrant as Specified in Charter)


DELAWARE                        0-19771                      22-2786081
(State or Other          (Commission File Number)          (IRS Employer
Jurisdiction of                                          Identification No.)
Incorporation)

200 ROUTE 17, MAHWAH, NEW JERSEY                               07430
(Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number, including area code:  (201) 529-2026

                           Not Applicable.
      (Former Name or Former Address, if Changed Since Last Report)





ITEM 5.     OTHER EVENTS.

            On February 6, 1998, Data Systems & Software Inc. (the "Company") entered into a settlement agreement (the "Agreement") with a small group of dissident stockholders consisting of Messrs. Dwayne A. Moyers and Jeffrey A. Cummer, and certain entities they control (the "Moyers/Cummer Group"). Upon execution of the Agreement, the Moyers/Cummer Group terminated their effort to solicit consents from the Company's stockholders and revoked a consent previously submitted to the Company by one member of the Moyers/Cummer Group.

            Pursuant to the Agreement, the Moyers/Cummer Group and the Company agreed that the Company may nominate such persons as it deems appropriate to stand for election to the Board of Directors at the Company's 1998 Annual Meeting of Stockholders (the "1998 Annual Meeting"). There are no restrictions on the Company's discretion in selecting the nominees. The members of the Moyers/Cummer Group agreed to vote, and to cause their affiliates and associates to vote, all their shares of common stock of the Company in favor of the persons nominated by the Company's Board of Directors (the "Board") at the 1998 Annual Meeting.

            The Agreement also provides that for a period of five years the members of the Moyers/Cummer Group will not, and will cause each of their affiliates and associates not to, directly or indirectly: (i) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly (whether by purchase, tender or exchange offer or otherwise) any voting securities of the Company; (ii) engage, or in any way participate, directly or indirectly, in any solicitation of proxies or consents, seek to advise, encourage or influence any person with respect to the voting of any voting securities, or initiate, propose or otherwise solicit stockholders of the Company for the approval of any stockholder proposal; (iii) seek, propose or make any public statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions involving the Company or any of its affiliates; (iv) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities, other than the "group" identified in a
Schedule 13D filed with the Securities and Exchange Commission on December 18, 1997, as amended as of the date of the Agreement, by members of the Moyers/Cummer Group; (v) deposit any voting securities in any voting trust or subject any voting securities to any arrangement or agreement with respect to the voting of any voting securities, except as provided in the Agreement; (vi) otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, the Board or policies of the Company; (vii) seek to call a meeting of stockholders, seek representation on the Board, or seek the removal of any member of the Board; (viii) publicly disclose any proposal regarding any of the foregoing, or make any proposal, statement or inquiry, or disclose any intention, plan or arrangement inconsistent with the foregoing; or (ix) take or cause others to take any action inconsistent with any of the foregoing.

            The Company agreed that following the 1998 Annual Meeting the Board will establish a new Compensation Committee consisting of three directors, at least two of whom are not employees of the Company. The Company also agreed to dismiss its lawsuit against the members of the Moyers/Cummer Group pending in the United States District Court for the District of New Jersey.

            In the Agreement, the Moyers/Cummer Group retracted certain statements made by them about officers and directors of the Company, and agreed to reimburse the Company for a portion of the Company's out-of-pocket expenses incurred in connection with the consent solicitation and related matters in an aggregate amount equal to $20,000.

            A copy of the Agreement is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit.


ITEM 7:     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
            INFORMATION AND EXHIBITS.

            (a)   Not applicable.
            (b)   Not applicable.
            (c)   Exhibits.

            99.1 Settlement Agreement, dated February 6, 1998, by and among Jeffrey A. Cummer, Dwayne A. Moyers, Cummer/Moyers Capital
Advisors, Inc., Cummer/Moyers Capital Partners, Inc., Cummer/Moyers Holdings, Inc. Profit Sharing Plan, Cummer/Moyers Holdings, Inc.,
Cummer/Moyers Securities, Inc., IRA for Dwayne A. Moyers and The
Committee to Enhance Data Systems & Software Inc. Stockholder Value; and Data Systems & Software Inc.

            99.2 Press release issued by the Company on February 6, 1998 concerning the Settlement Agreement.



                              SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              DATA SYSTEMS & SOFTWARE INC.


                              By:     /s/ George Morgenstern
                                 -------------------------------------
                                   Name:  George Morgenstern
                                   Title: Chairman, President and
                                             Chief Executive Officer


Date:  February 9, 1998



                            EXHIBIT INDEX

99.1  Settlement Agreement, dated February 6, 1998, by and among Jeffrey
      A. Cummer, Dwayne A. Moyers, Cummer/Moyers Capital Advisors, Inc., Cummer/Moyers Capital Partners, Inc., Cummer/Moyers Holdings, Inc. Profit Sharing Plan, Cummer/Moyers Holdings, Inc., Cummer/Moyers Securities, Inc., IRA for Dwayne A. Moyers and The Committee to Enhance Data Systems & Software Inc. Stockholder Value; and Data Systems & Software Inc.

99.2 Press release issued by the Company on February 6, 1998 concerning the Settlement Agreement.